Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
by and among
PENINSULA ACQUISITION CORPORATION, a Delaware corporation,
PENINSULA ACQUISITION SUB, INC., a Delaware corporation,
and
TRANSPHORM, INC., a Delaware corporation
February 12, 2020

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE ACQUISITION SUBSIDIARY		19

3.1	Organization, Qualification and Corporate Power	20
3.2	Capitalization	20
3.3	Authorization of Transaction	21
3.4	Noncontravention	21
3.5	Subsidiaries	22
3.6	SEC Reports and Prior Registration Statement Matters	23
3.7	Compliance with Laws	24
3.8	Financial Statements	25
3.9	Absence of Certain Changes	25
3.10	Undisclosed Liabilities	26
3.11	Off-Balance Sheet Arrangements	26
3.12	Tax Matters	26
3.13	Assets	27
3.14	Real Property	27
3.15	Contracts	27
3.16	Powers of Attorney	28
3.17	Insurance	28
3.18	Litigation	28
3.19	Employees	28
3.20	Employee Benefits	28
3.21	Environmental Matters	29
3.22	Permits	30
3.23	Certain Business Relationships with Affiliates	30
3.24	Tax-Free Reorganization	30
3.25	Brokers’ Fees	31
3.26	Disclosure	31
3.27	Interested Party Transactions	31
3.28	Accountants	31
3.29	Minute Books	32
3.30	Board Action	32
3.31	Intellectual Property	32
3.32	Investment Company	32
3.33	Foreign Corrupt Practices Act	32
3.34	No Integrated Offering	33
3.35	No General Solicitation	33
3.36	Application of Takeover Provisions	33

ARTICLE 4
COVENANTS		33

4.1	Conduct of the Business Prior to Closing; Closing Efforts	33
4.2	Governmental and Third-Party Notices and Consents	34
4.3	Super 8-K	34
4.4	Access to Parent Information	34
4.5	Expenses	35
4.6	Indemnification	35
4.7	Registration and Quotation of Shares	36
4.8	Name and Fiscal Year Change	37
4.9	Parent Board; Amendment of Charter Documents	37
4.10	Equity Plans	37
4.11	Information Provided to Stockholders	37
4.12	Auditors	38
4.13	Private Placement	38
4.14	Notification of Certain Matters	38
4.15	Terminations	38
4.16	Payoff Letter	39
4.17	Convertible Note	39
4.18	Specified Stockholder Agreement	39
4.19	Special Indemnification Agreement	39

ARTICLE 5
CONDITIONS TO CONSUMMATION OF MERGER		40

5.1	Conditions to Each Party’s Obligations	40
5.2	Conditions to Obligations of the Parent and the Acquisition Subsidiary	40
5.3	Conditions to Obligations of the Company	41

ARTICLE 6
DEFINITIONS		44

ARTICLE 7
TERMINATION		49

7.1	Termination	49
7.2	Effect of Termination	49

ARTICLE 8
MISCELLANEOUS		50

8.1	Press Releases and Announcements	50
8.2	No Third Party Beneficiaries	50
8.3	Entire Agreement	50
8.4	Succession and Assignment	50
8.5	Counterparts and Signature	50
8.6	Headings	50
8.7	Notices	50
8.8	Governing Law	51
8.9	Amendments and Waivers	51
8.10	Severability	52
8.11	Submission to Jurisdiction	52
8.12	WAIVER OF JURY TRIAL	52
8.13	Remedies; Specific Performance	52
8.14	Survival	53
8.15	Construction	53
8.16	No Recourse	53

Exhibit A Post‑Merger Capitalization Structure
Exhibit B Form of Certificate of Incorporation of Surviving Corporation
Exhibit C Form of Pre-Merger Indemnity Agreement
Exhibit D Form of Post-Merger Indemnification Agreement
Exhibit E Form of 2020 Equity Incentive Plan
Exhibit F Form of Specified Stockholder Agreement
Exhibit G Form of Special Post-Merger Indemnification Agreement

Schedule 1.5(a)
Schedule 4.6(d)
Schedule 4.15(a)
Schedule 4.15(b)
Schedule 4.15(c)
Schedule 4.16
Schedule 4.18

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”), dated as of February 12, 2020, by and among PENINSULA ACQUISITION CORPORATION, a Delaware corporation (the “Parent”), PENINSULA ACQUISITION SUB, INC., a Delaware corporation (the “Acquisition Subsidiary”), and TRANSPHORM, INC., a Delaware corporation (the “Company”). The Parent, the Acquisition Subsidiary and the Company are each a “Party” and referred to collectively herein as the “Parties.”
WHEREAS, this Agreement contemplates a merger of the Acquisition Subsidiary with and into the Company, with the Company remaining as the surviving entity after the merger (the “Merger”), whereby the stockholders of the Company will receive Parent Common Stock (as defined below) in exchange for their capital stock of the Company;
WHEREAS, immediately following the Merger, the Parent will complete a private placement offering (the “Private Placement Offering”) of a minimum of 5,000,000 shares of the Parent’s common stock, par value $0.0001 per share (the “Parent Common Stock”), at a purchase price of $4.00 per share (the “Purchase Price”), upon the terms and subject to the conditions of subscription agreements in a form reasonably acceptable to the Parent and the Company;
WHEREAS, as inducement to the Company’s willingness to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement by the parties hereto, certain stockholders of the Parent prior to the Merger have entered into forfeiture letters with the Parent (the “Forfeiture Letters”), to be effective only upon the Effective Time (as defined below), pursuant to which an aggregate of 682,699 shares of Parent Common Stock (the “Forfeited Shares”) will be forfeited and cancelled immediately prior to the Effective Time; and
WHEREAS, the Parties intend for the Merger to qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitutes a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.
NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereto, intending legally to be bound, agree as follows:
ARTICLE 1
THE MERGER
1.1    The Merger. Upon and subject to the terms and conditions set forth in this Agreement, the Acquisition Subsidiary shall merge with and into the Company at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Acquisition Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). The “Effective Time” shall be the time at which a certificate of merger in proper form and duly executed, reflecting the Merger (the “Certificate of Merger”) pursuant to Section 251(c) of General Corporation Law of the State of Delaware (such General Corporation Law of the State of Delaware, the “Delaware Act”) is filed with and accepted by the Secretary of State of the State of Delaware. The Merger shall have the effects set forth herein and in the applicable provisions of the Delaware Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as provided herein, all the property, rights, privileges, powers and franchises of the Company and the Acquisition Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Subsidiary shall become the debts, liabilities and duties of the Surviving Corporation. The Parent, the Company and the Acquisition Subsidiary, respectively, shall each use its best efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with the Delaware Act.
1.2    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely, via electronic exchange of documents, simultaneous with the execution and delivery of this Agreement, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article 5 hereof (and in any event not later than three Business Days thereafter) (the date of such Closing, the “Closing Date”). As used in this Agreement, the term “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the state of New York are required or authorized by applicable Law to close.
1.3    Actions at the Closing. At the Closing:
(a)    the Company shall deliver to the Parent and the Acquisition Subsidiary the various certificates, instruments and documents to be delivered by the Company pursuant to Sections 5.1 and 5.2;
(b)    the Parent and the Acquisition Subsidiary shall deliver to the Company the various certificates, instruments and documents to be delivered by the Parent and/or Acquisition Subsidiary pursuant to Sections 5.1 and 5.3; and
(c)    the Parties will cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware in accordance with the Delaware Act.
1.4    Additional Actions. If at any time after the Effective Time the Surviving Corporation or the Parent shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or the Acquisition Subsidiary or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation, the Parent and its officers and directors or their designees shall be authorized (to the fullest extent allowed under applicable Law) to execute and deliver, in the name and on behalf of either the Company, the Parent or the Acquisition Subsidiary, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company, the Parent or the Acquisition Subsidiary, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company, the Parent or the Acquisition Subsidiary, as applicable, and otherwise to carry out the purposes of this Agreement.
1.5    Conversion of Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:
(a)    Each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”), each share of Series 2 Preferred Stock, par value $0.001 per share, of the Company (“Series 2 Preferred Stock”), and each share of Series 3 Preferred Stock, par value $0.001 per share, of the Company (“Series 3 Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined below) and shares of Company Stock (as defined below) held by Unaccredited Investors (as defined below)), shall cease to be an existing share of Company Stock and shall be converted into and represent the right to receive such number of shares of Parent Common Stock as is equal to the applicable “Conversion Ratio” set forth on Schedule 1.5(a) hereto such that the post-Merger capitalization structure of the Parent shall be as set forth in Exhibit A. Each share of Series 1 Preferred Stock, par value $0.001 per share, of the Company (the “Series 1 Preferred Stock” and together with the Series 2 Preferred Stock and the Series 3 Preferred Stock, the “Company Preferred Stock” and the Company Preferred Stock together with the Company Common Stock, the “Company Stock”), issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares held by Unaccredited Investors) shall be treated as if each such share had been converted into a share of Company Common Stock immediately prior to the Effective Time in accordance with the Company’s certificate of incorporation. An aggregate of a maximum number of 31,250,000 shares of Parent Common Stock, subject to (x) adjustment as necessary due to rounding as set forth in Section 1.7 and (y) Section 1.5(c), shall be issuable in respect of the shares of Company Stock held by the stockholders of record of the Company (including Dissenting Shares, shares of Parent Common Stock issuable upon exercise of Parent Warrants (as defined below), and shares of Parent Common Stock issuable upon the conversation of the Convertible Note (as defined below)) as of immediately prior to the Effective Time (the “Company Stockholders”). The shares of Parent Common Stock into which the shares of Company Common Stock are converted pursuant to this Section shall be referred to herein as the “Merger Shares.” The Merger Shares shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable or exchangeable for Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.
(b)    After the Effective Time, the Parent’s transfer agent (the “Transfer Agent”) shall issue certificates (which, for all purposes in this Agreement, may be book-entry security entitlements representing shares of Parent Common Stock) evidencing the Merger

Shares to each Company Stockholder who has surrendered a certificate that immediately prior to the Effective Time represented Company Stock to be converted into such Merger Shares pursuant to this Section 1.5 (the “Company Stock Certificates”). If any Company Stock Certificate shall have been lost, stolen or destroyed, the Transfer Agent may, in its sole discretion and as a condition to the issuance of any certificates representing Merger Shares, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit with respect to such Company Stock Certificate.
(c)    Notwithstanding anything to the contrary in this Agreement, each issued and outstanding share of Company Stock held by Unaccredited Investors (other than Dissenting Shares) shall cease to be an existing share of Company Stock and shall be converted into the right to receive a cash payment equal to $4.00 multiplied by the applicable Conversation Ratio set forth on Schedule 1.5(a) hereto. “Unaccredited Investor” shall mean a Company Stockholder who does not complete and deliver to the Company and Parent no later than five (5) calendar days after the Closing Date an investor questionnaire reasonably acceptable to the Company and the Parent certifying that such Company Stockholder is an “accredited investor” or not a “U.S. Person” as such terms are defined in Regulation D and Regulation S, respectively, under the Securities Act; provided that the Company and the Parent may determine any Company Stockholder is an “accredited investor” without having received such an investor questionnaire if they reasonably believe that such Company Stockholder qualifies as an “accredited investor.”
(d)    Each issued and outstanding share of common stock, par value $0.0001 per share, of the Acquisition Subsidiary shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.
1.6    Dissenting Shares.
(a)    For purposes of this Agreement, “Dissenting Shares” means shares of Company Stock held as of the Effective Time by a Company Stockholder who has not voted such Company Stock in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the Delaware Act and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive shares of Parent Common Stock unless such Company Stockholder’s right to appraisal shall have ceased in accordance with the Delaware Act. If such Company Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Shares issuable in respect of such Company Stock pursuant to Section 1.5(a), and (ii) promptly following the occurrence of such event and, if requested by the Parent, the proper surrender of such person’s Company Stock Certificate, the Parent shall deliver to such Company Stockholder a certificate representing the Merger Shares to which such holder is entitled pursuant to Section 1.5(a).
(b)    The Company shall give the Parent prompt notice of any written demands for appraisal of any Company Stock, withdrawals of such demands, and any other instruments that relate to such demands received by the Company. The Company shall not, except with the prior written consent of the Parent (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal of Company Stock or offer to settle or settle any such demands unless required by the court of the State of Delaware having jurisdiction thereof.
1.7    Fractional Shares. No certificates or scrip representing fractional Merger Shares shall be issued to Company Stockholders on the surrender for exchange of shares of Company Stock, and such Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Parent with respect to any fractional Merger Shares that would have otherwise been issued to such Company Stockholders. In lieu of any fractional Merger Shares to which the holder would otherwise be entitled, the Company shall pay the holder cash equal to such fraction multiplied by the Purchase Price.
1.8    Options and Warrants.
(a)    As of the Effective Time, all outstanding Company Options (as defined below) that remain unexercised, whether vested or unvested, shall be assumed by the Parent and shall be converted into options to purchase shares of Parent Common Stock (“Parent Options”) without further action by the holder thereof. Each Parent Option as so assumed and converted shall constitute an option to acquire such number of shares of Parent Common Stock as is equal to the number of shares of Company Common Stock subject to the outstanding and unexercised portion of the Company Option immediately prior to the Effective Time, multiplied by the Conversion Ratio for Company Common Stock (with the result rounded down to the nearest whole share of Parent Common Stock). The exercise price per share of each Parent Option as so assumed and converted shall be equal to the exercise price of the Company Option immediately prior to the Effective Time divided by the Conversion Ratio (with the result rounded up to the nearest whole cent). Each Parent Option shall otherwise be subject to the same terms and conditions as were applicable under the respective Company Option immediately prior to the Effective Time, provided, that the Board of Directors of the Parent or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Company Option assumed by the Parent. It is the intention of the parties that (i) each Parent Option that qualified as an incentive stock option (as defined in Section 422 of the Code) immediately prior to the Effective Time shall continue to so qualify, to the maximum extent permissible, immediately following the Effective Time, and (ii) the number of shares of Parent Common Stock and exercise price per share of Parent Common Stock under each Parent Option shall be determined in a manner consistent with the requirements of Section 409A of the Code.
(b)    Prior to the Effective Time, Parent and the Company shall take such actions (including adopting any necessary resolutions) as are reasonably necessary to effect the treatment of the Company Options as contemplated by this Section 1.8. At the Effective Time, the Parent shall assume all obligations of the Company under the applicable Company Equity Plan, each outstanding Company Option, and the agreements evidencing the grants thereof, and shall administer and honor all such awards in accordance with the terms and conditions of such awards and the applicable Company Equity Plan (subject to the adjustments required by reason of this Agreement or such other adjustments or amendments made by the Parent in accordance with such terms and conditions).
(c)    As of the Effective Time, each outstanding Company Warrant (as defined below) that is outstanding as of immediately prior to the Effective time shall be assumed by Parent and shall be converted into warrants to purchase Parent Common Stock (“Parent Warrants”) without further action by the holder thereof. Accordingly, from and after the Effective Time: (i) each Company Warrant assumed by the Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Warrant assumed by the Parent shall be determined by multiplying (A) the number of shares of Company Common Stock that would have been issuable upon exercise of each such Company Warrant had such Company Warrant been exercised prior to the Effective Time by (B) the Conversion Ratio for Company Common Stock and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Warrant assumed by the Parent shall be determined by dividing the per share exercise price of shares of Company Common Stock subject to such Company Warrant, as in effect immediately prior to the Effective Time, by the Conversion Ratio for the Company Common Stock and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Company Warrant assumed by the Parent shall continue in full force and effect and the term and other provisions of such Company Warrant shall otherwise remain unchanged.
(d)    The Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Parent Options to be issued for the Company Options, and for delivery upon exercise of the Parent Warrants, in each case, in accordance with this Section 1.8.
1.9    Directors and Officers.
(a)    At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Acquisition Subsidiary, the Company or the holders of any shares of capital stock of any of the foregoing, the directors and officers of the Surviving Corporation shall be the directors and officers of the Company as of immediately prior to the Effective Time, each to hold office until the earlier of his/her resignation or removal or until his/her respective successors are duly appointed and qualified, as the case may be, and the Surviving Corporation and the Parent shall take any necessary actions (whether prior to, at or after the Effective Time) as shall be necessary or appropriate to effectuate or carry out the purpose of this Section 1.9.
(b)    At or prior to the Closing, the Board of Directors of the Parent shall, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, take the following action, to be effective upon the Effective Time: (i) elect to the Board of Directors of the Parent the persons who were directors of the Company immediately prior to the Closing (other than Michael White); and (ii) appoint as the officers of the Parent those persons who were the officers of the Company immediately prior to the Closing, or, in either case with regard to clauses (i) and (ii), such other persons designated by the Company (including any replacement for a director of the Company immediately prior to the Closing who is either unwilling or unable to serve as a director of the Parent upon the Effective Time). All of the persons serving as directors of the Parent immediately prior to the Closing shall resign immediately following the election of the new directors, and all of the persons serving as officers of the Parent immediately prior to the Closing shall resign immediately following the appointment of the new officers, all subject to compliance with Rule 14f-1 promulgated under the Exchange Act. Subject to applicable law, the Parent, with the assistance of the Company, has taken or shall take all action reasonably requested by the Company, but consistent with the certificate of incorporation and bylaws of the Parent, that is reasonably necessary to effect any such election or appointment of the designees of the Company to the Parent’s Board of Directors, including mailing to the Parent’s stockholders an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder at least 10 days prior to the Effective Time. The Company has supplied the Parent all information with respect to it and its nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1.
(c)    The provisions of this Section 1.9 are in addition to and shall not limit any rights which the Company or any of its Affiliates may have as a holder or beneficial owner of shares of capital stock of the Parent as a matter of law with respect to the election of directors or otherwise. The newly-appointed directors and officers of the Parent shall hold office for the term specified in, and subject to the provisions contained in, the certificate of incorporation and bylaws of the Parent and applicable law.
1.10    Certificate of Incorporation and Bylaws. The Surviving Corporation or the Parent may make any necessary filings in the State of Delaware as shall be necessary or appropriate to effectuate or carry out fully the purpose of this Section 1.10:
(a)    the certificate of incorporation of the Company will be amended and restated at the Effective Time to read in its entirety as set forth on Exhibit B hereto, and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Delaware law and such certificate of incorporation;
(b)    the bylaws of the Acquisition Subsidiary in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed;
(c)    the certificate of incorporation of the Parent in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Parent until duly amended or repealed; and
(d)    the bylaws of the Parent in effect immediately prior to the Effective Time shall be the bylaws of the Parent until duly amended or repealed.
1.11    No Further Rights. From and after the Effective Time, no shares of Company Stock shall be deemed to be outstanding, and holders of Company Stock, certificated or uncertificated, shall cease to have any rights with respect thereto, except as provided herein or by applicable Law, other than the right to receive Parent Common Stock in connection with the Merger.
1.12    Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Stock shall thereafter be made. If, after the Effective Time, Company Stock Certificates are presented to the Parent or the Surviving Corporation, they shall be cancelled and exchanged for Merger Shares in accordance with Section 1.5, subject to the provisions hereof and applicable Law in the case of Dissenting Shares.
1.13    Exemption from Registration; Rule 144; Rule 701.
(a)    The Parent and the Company intend that the shares of Parent Common Stock to be issued pursuant to Section 1.5 or upon exercise of Parent Options and Parent Warrants granted pursuant to Section 1.8 hereof, will be issued in a transaction exempt from registration under the Securities Act, by reason of Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), Rule 506 of Regulation D promulgated by the United States Securities and Exchange Commission (the “SEC”) thereunder, Regulation S promulgated by the SEC and/or Rule 701 of the Securities Act, and that all recipients of such shares of Parent Common Stock either (i) shall be “accredited investors” or not “U.S. Persons” as such terms are defined in Regulation D and Regulation S, respectively, or (ii) within the meaning of Rule 701 of the Securities Act, were employees or directors of the Company, its parent or its majority-owned subsidiaries or consultants who were natural persons and who provided bona fide services to the Company, its parent or its majority-owned subsidiaries (provided that such services were not in connection with the offer or sale of securities in a capital raising transaction and did not directly or indirectly promote or maintain a market for the Company’s securities), and who received Parent Common Stock or Parent Options pursuant to a compensatory benefit plan, or are family members of employees, directors or consultants who acquired such securities by gift or domestic relations orders. The shares of Parent Common Stock to be issued pursuant to Section 1.5 hereof or upon exercise of Parent Options and Parent Warrants granted pursuant to Section 1.8 hereof, will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred unless (A) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws, or (B) an exemption from such registration exists and either the Parent receives an opinion of counsel from the holder of such securities, which counsel and opinion are satisfactory to the Parent, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws, or the holder complies with the requirements of Regulation S, if applicable; and the certificates (or book-entry security entitlements) representing such shares of Parent Common Stock will bear an appropriate legend and restriction on the books of the Parent’s transfer agent to that effect.
(b)    The Parent is a “shell company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company acknowledges that pursuant to Rule 144(i), securities issued by a former shell company (such as the Merger Shares) that otherwise meet the holding period and other requirements of Rule 144 nevertheless cannot be sold in reliance on Rule 144 until one year after the Parent (i) is no longer a shell company; and (ii) has filed current “Form 10 information” (as defined in Rule 144(i)) with the SEC reflecting that it is no longer a shell company, and provided that at the time of a proposed sale pursuant to Rule 144, the Parent is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and has filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports. As a result, the restrictive legends on certificates for the Merger Shares cannot be removed except in connection with an actual sale meeting the foregoing requirements or pursuant to an effective registration statement.
1.14    Certain Tax Matters. Each of the Parties shall use its best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. The Parties intend, for all Tax purposes, to report and, except to the extent otherwise required by a “final determination” within the meaning of Section 1313(a) of the Code, shall report (including, without limitation, on all applicable United States federal, state, local or foreign government reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes (collectively, “Tax Returns”) and in connection with any Tax audit), the Merger as a reorganization within the meaning of Section 368(a) of the Code. For purposes of this Agreement, “Taxes” means all taxes or levies or other similar assessments or liabilities in the nature of a tax, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to the Parent that the statements contained in this ARTICLE 2 are true and correct, except as set forth in the disclosure schedule provided by the Company to the Parent on the date hereof (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this ARTICLE 2; and to the extent that it is reasonably apparent from the context thereof that such disclosure also applies to any other numbered paragraph contained in this ARTICLE 2, the disclosures in any numbered paragraph of the Company Disclosure Schedule shall qualify such other corresponding numbered paragraph in this ARTICLE 2. For purposes of this ARTICLE 2, the phrase “to the knowledge of the

Company” or any phrase of similar import shall be deemed to refer to the actual knowledge of any executive officer of the Company as well as any other knowledge which such person would have possessed had such person made reasonable inquiry of directors and key employees of the Company who report directly to such person.
2.1    Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished or made available to the Parent complete and accurate copies of its certificate or articles of incorporation and bylaws. The Company is not in default under or in violation of any provision of its certificate of incorporation, as amended to date, or its bylaws, as amended to date, except where such default or violation would not be reasonably expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Company Material Adverse Effect” means any effect that either alone or in combination with any other effect has a material adverse effect on the assets, business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, that, in no event shall any effects (whether alone or in combination) resulting from or arising in connection with any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (a) conditions generally affecting the industries in which the Company participates or the U.S. or global economy or capital markets as a whole; (b) any failure by the Company to meet internal projections or forecasts or revenue or earnings predictions; (c) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (d) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (e) any changes (after the date of this Agreement) in GAAP, other applicable accounting rules or applicable Law, or changes or developments in political, regulatory or legislative conditions, or (f) the taking of any action required by this Agreement.
2.2    Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) 350,000,000 shares of Company Common Stock, of which 50,963,148 shares are outstanding, and (ii) 122,350,304 shares of Company Preferred Stock, (A) 51,700,000 shares of which are designated “Series 1 Preferred Stock”, 51,680,254 shares of which are issued and outstanding as of the date of this Agreement, (B) 38,800,000 shares of which are designated “Series 2 Preferred Stock”, 38,760,190 shares of which are issued and outstanding as of the date of this Agreement, and (C) 31,850,304 shares of which are designated “Series 3 Preferred Stock”, all of which are issued and outstanding as of the date of this Agreement No other shares of Company Stock are issued and outstanding, and no shares of Company Stock are held in the treasury of the Company. As of the date of this Agreement and as of immediately prior to the Effective Time, there are and will be no outstanding options to purchase shares of Company

Common Stock except as set forth on Section 2.2 of the Company Disclosure Schedule (“Company Options”) and there will be no shares of Company Common Stock that are or have been subject to vesting or forfeiture or repurchase by the Company except as set forth on Section 2.2 of the Company Disclosure Schedule. As of the date of this Agreement and as of immediately prior to the Effective Time, there are and will be no outstanding warrants to purchase shares of Company Stock except 186,535 warrants to purchase shares of Company Common Stock (the “Company Warrants”). As of the date of this Agreement and as of immediately prior to the Effective Time, there are and will be no outstanding shares of Company Common Stock issuable upon the conversion of any promissory notes issued by the Company, except for the convertible note held by the holder set forth on Section 2.2 of the Company Disclosure Schedule (such note, the “Convertible Note”). Section 2.2 of the Company Disclosure Schedule sets forth with respect to the Convertible Note, the name of the holder of such Convertible Note, the expiration date of the Convertible Note, and the amount of principal and interest outstanding under the Convertible Note. Section 2.2 of the Company Disclosure Schedule sets forth a complete and accurate list of (a) all stockholders of the Company, indicating the number and class of Company Stock held by each stockholder, (b) all stock option plans and other stock or equity-related plans of the Company (“Company Equity Plans”) and the number of shares of Company Common Stock remaining available for future awards thereunder, and (c) all outstanding Company Options, indicating (i) the holder thereof, (ii) the number of shares of Company Common Stock subject to each Company Option, (iii) the exercise price, date of grant, vesting schedule and expiration date for each Company Option, and (iv) any terms regarding the acceleration of vesting. All of the issued and outstanding shares of Company Stock are, and all shares of Company Common Stock that may be issued upon exercise of Company Options, all shares of Company Common Stock that may be issued upon exercise of Company Warrants, and all shares of Company Stock that may be issued upon conversion of the Convertible Note, respectively, will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, nonassessable and, effective as of the Effective Time, free of all preemptive rights, and have been or will be issued in accordance with applicable laws, including but not limited to, the Securities Act. Other than the Company Options, Company Warrants, and the Convertible Note, there are no outstanding or authorized options, warrants, securities, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of Company Stock or pursuant to which any outstanding Company Stock is subject to vesting. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Other than as listed in Section 2.2 of the Company Disclosure Schedule, there are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. To the knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. All of the issued and outstanding shares of Company Stock were issued in compliance with applicable securities laws.

2.3    Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the Transaction Documentation to which it is a party, and, subject to the adoption of this Agreement and (a) the approval of the Merger by the vote of stockholders of the Company required by Delaware law and (b) the approvals in accordance with the Company’s certificate or articles of incorporation set forth in Section 2.3 of the Company Disclosure Schedule (collectively, the “Company Consents”), the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the board of directors of the Company (i) determined that the Merger is fair and in the best interests of the Company and the Company Stockholders, (ii) adopted this Agreement in accordance with the provisions of the Delaware Act, and (iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their adoption and approval and resolved to recommend that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming it is a valid and binding obligation of the Parent and the Acquisition Subsidiary, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.
2.4    Non-contravention. Subject to the receipt of Company Consents and the filing of the Certificate of Merger as required by the Delaware Act, neither the execution and delivery by the Company of this Agreement or the Transaction Documentation to which it is a party, nor the consummation by the Company of the transactions contemplated hereby or thereby will (a) conflict with or violate any provision of the certificate of incorporation or bylaws of the Company, as amended to date, (b) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such permits, authorizations, consents and approvals as to which the failure to obtain or make the same would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Material Contract (as defined below) to which the Company is a party or by which the Company is bound or to which any of its assets is subject, except, in the case of the foregoing clause (c), for any conflict, breach, default, acceleration, termination, modification or cancellation which would not reasonably be expected to have a Company Material Adverse Effect or any notice, consent or waiver the absence of which would not reasonably be expected to have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest upon any material assets of the Company or (e) violate any federal, state, local, municipal, foreign, international, multinational, Governmental Entity or other constitution, law, statute, ordinance, principle of common law, rule, regulation, code, governmental determination, order, writ, injunction, decree, treaty, convention, governmental certification requirement or other public limitation, U.S. or non-U.S., including Tax and U.S. antitrust laws (collectively, “Laws”) applicable to the Company, except, in the case of the foregoing clause (e), such violations that would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s and similar Security Interests, (ii) Security Interests arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, or (iii) Security Interests on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business (as defined below) of the Company and not material to the Company. For purposes of this Agreement, “Ordinary Course of Business” means the ordinary course of such person’s business, consistent with past practice (including with respect to frequency and amount).
2.5    Subsidiaries.
(a)    Section 2.5(a) of the Company Disclosure Schedule sets forth: (i) the name of each Company Subsidiary; (ii) the number and type of outstanding equity securities of each Company Subsidiary and a list of the holders thereof; and (iii) the jurisdiction of organization of each Company Subsidiary. For purposes of this Agreement, a “Subsidiary” shall mean any corporation, partnership, joint venture or other entity in which a Party has, directly or indirectly, an equity interest representing 50% or more of the equity securities thereof or other equity interests therein; a “Company Subsidiary” is a Subsidiary of the Company.
(b)    Each Company Subsidiary is an entity duly organized, validly existing and in corporate and Tax good standing under the laws of the jurisdiction of its incorporation. Each Company Subsidiary is duly qualified to conduct business and is in corporate and Tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires qualification to do business, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. No Company Subsidiary is in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding equity securities of each Company Subsidiary (i) are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) are held of record and beneficially by either the Company or any other Company Subsidiary and (iii) are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state or other applicable securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. Except as set forth in Section 2.5(b) of the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Company

Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any equity securities of any Company Subsidiary.
(c)    Except as set forth in Section 2.5(c) of the Company Disclosure Schedule, the Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Company Subsidiary.
2.6    Compliance with Laws.
The Company:
(a)    and the conduct and operations of its business, are in compliance with each Law applicable to the Company or any of its properties or assets, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;
(b)    has complied with all federal and state securities laws and regulations, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;
(c)    has not been the subject of any voluntary or involuntary bankruptcy proceeding; and
(d)    is not and has not, and to the knowledge of the Company, the officers and directors of the Company are not and have not in their capacity as an officer or director of the Company, as applicable, been the subject of any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person or alleging a violation of securities laws.
2.7    Financial Statements. The Company has provided or made available to the Parent: (a) the Company’s draft, audited consolidated balance sheet of the Company as of December 31, 2018 and the related consolidated statements of operations and cash flows for the years ended December 31, 2018 and 2017 (collectively, the “Company Financial Statements”) and its unaudited balance sheet (the “Company Balance Sheet”) as of September 30, 2019 (the “Company Balance Sheet Date”), and the related unaudited statements of operations and cash flows of the Company for the nine-month period then ended (the “Company Interim Statements”). The Company Financial Statements and the Company Interim Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby (except in each case as described in the notes thereto), and fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and comply as to form with the applicable rules and regulations of the SEC for inclusion of such Company Financial Statements and Company Interim Statements in the Parent’s filings with the SEC as required by the Exchange Act.

2.8    Absence of Certain Changes. Since the Company Balance Sheet Date, to the knowledge of the Company, there has occurred no event or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.
2.9    Undisclosed Liabilities. To the knowledge of the Company, except as set forth in Section 2.9 of the Company Disclosure Schedule, the Company has no liability (whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Company Balance Sheet, (b) liabilities not exceeding $100,000 in the aggregate that have arisen since the Company Balance Sheet Date in the ordinary course of business, (c) contractual and other liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet, and (d) liabilities under this Agreement.
2.10    Contracts. Each Material Contract (as defined below) of the Company is a legal, valid, binding and enforceable obligation of the Company and in full force and effect, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and general principles of equity whether applied in a court of law or a court of equity; and (ii) neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, except for any breach, violation or default that has not had and would not reasonably be expected to have a Company Material Adverse Effect, and to the knowledge of the Company, no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such Material Contract, except for any breach, violation or default that has not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Section 2.10, a “Material Contract” is a material contract as defined by Item 601(b)(10) of Regulation S-K.
2.11    Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator (a “Legal Proceeding”) which is pending or, to the Company’s knowledge, threatened against the Company which (a) seeks either damages in excess of $100,000 individually or $500,000 in the aggregate, (b) if determined adversely to the Company, would have or be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or (c) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.
2.12    Brokers’ Fees. Other than obligations arising under the (a) Engagement Letter, dated October 22, 2019, by and between B. Riley FBR, Inc. and the Company and (b) Engagement Letter, dated November 14, 2019, by and between Craig-Hallum Capital Group LLC and the Company, and except as set forth on Section 2.12 of the Company Disclosure Schedule, the Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.13    Books and Records. The minute books and other similar records of the Company made available to the Parent contain, in all material respects, complete and accurate records of all material actions taken at any meetings of the Company’s stockholders, board of directors or any committees thereof and of all written consents executed in lieu of the holding of any such meetings.
2.14    Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in any document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Company has disclosed or made available to the Parent all material information that the Parent has requested relating to the business of the Company or the transactions contemplated by this Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE PARENT
AND THE ACQUISITION SUBSIDIARY
The Parent represents and warrants to the Company that the statements contained in this ARTICLE 3 are true and correct, except as set forth in the disclosure schedule provided by the Parent to the Company on the date hereof (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this ARTICLE 3; and to the extent that it is reasonably apparent from the context thereof that such disclosure also applies to any other numbered paragraph contained in this ARTICLE 3, the disclosures in any numbered paragraph of the Parent Disclosure Schedule shall qualify such other corresponding numbered paragraph in this ARTICLE 3. For purposes of this ARTICLE 3, the phrase “to the knowledge of the Parent” or any phrase of similar import shall be deemed to refer to the actual knowledge of any director or executive officer of the Parent as well as any other knowledge which such person would have possessed had such person made reasonable inquiry of directors and key employees of the Parent and the accountants and attorneys of the Parent.
3.1    Organization, Qualification and Corporate Power. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the Acquisition Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Parent is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect (as defined below). The Parent has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Parent has furnished or made available to the Company complete and accurate copies of its certificate or articles of incorporation and bylaws. Neither the Parent nor the Acquisition Subsidiary is in default under or in violation of any provision of its certificate or articles of incorporation, as amended to date, its bylaws, as amended to date, or any mortgage, indenture, lease, license or any other agreement or instrument referred to in Section 3.15, except where such default or violation would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means a material adverse effect on the assets, business, financial condition, or results of operations of the Parent and its subsidiaries, taken as a whole; provided, that, in no event shall any effects (whether alone or in combination) resulting from or arising in connection with any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: (a) conditions generally affecting the industries in which the Parent participates or the U.S. or global economy or capital markets as a whole; (b) any failure by the Parent to meet internal projections or forecasts or revenue or earnings predictions; (c) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (d) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (e) any changes (after the date of this Agreement) in GAAP, other applicable accounting rules or applicable Law, or changes or developments in political, regulatory or legislative conditions, or (f) the taking of any action required by this Agreement
3.2    Capitalization. As of immediately prior to the Effective Time, after giving effect to the forfeiture and cancellation of the Forfeited Shares, but prior to giving effect to the issuance of the Merger Shares or the shares to be issued in the Private Placement Offering, the authorized capital stock of the Parent will consist of 750,000,000 shares of Parent Common Stock, $0.0001 par value per share, of which 1,650,000 shares will be issued and outstanding after taking into account the forfeiture of the Forfeited Shares (the “Pre-Merger Shares”), and 5,000,000 shares of preferred stock, $0.0001 par value per share, of which no shares will be outstanding. All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive, anti-dilution and similar rights and have been issued in accordance with applicable laws, including, but not limited to, the Securities Act. Except in connection with the Private Placement Offering, as expressly contemplated by the Transaction Documentation, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent is a party or which are binding upon the Parent providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Parent. Except in connection with the Private Placement Offering or as contemplated by the Transaction Documentation, there are no agreements to which the Parent is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent. There are no agreements among other parties, to which the Parent is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent. All of the issued and outstanding shares of Parent Common Stock were issued in compliance with applicable federal and state securities laws. The Merger Shares to be issued at the Closing pursuant to Section 1.5 hereof, when issued and delivered in accordance with the terms hereof and of the Certificate of Merger, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights and will be issued in compliance with applicable federal and state securities laws.
3.3    Authorization of Transaction. Each of the Parent and the Acquisition Subsidiary has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Parent and the Acquisition Subsidiary of this Agreement and the agreements contemplated hereby and thereby (collectively, the “Transaction Documentation”) to which it is a party, and the consummation by the Parent and the Acquisition Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Parent and the Acquisition Subsidiary, respectively. Each of the documents included in the Transaction Documentation has been duly and validly executed and delivered by the Parent or the Acquisition Subsidiary, as the case may be, and, assuming it is a valid and binding obligation of the Company, and constitutes a valid and binding obligation of the Parent or the Acquisition Subsidiary, as the case may be, enforceable against them in accordance with its terms, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.
3.4    Noncontravention. Subject to the filing of the Certificate of Merger as required by the Delaware Act, neither the execution and delivery by the Parent or the Acquisition Subsidiary, as the case may be, of this Agreement or the Transaction Documentation to which it is a party, nor the consummation by the Parent or the Acquisition Subsidiary, as the case may be, of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the organizational documents or bylaws of the Parent or the Acquisition Subsidiary, as the case may be, (b) require on the part of the Parent or the Acquisition Subsidiary, as the case may be, any filing with, or permit, authorization, consent or approval of, any Governmental Entity, other than (i) filing of Form D with the SEC and any applicable state securities filings with respect to the offering of the Merger Shares, which will be completed by Parent following the Effective Time, or (ii) filing of such permits, authorizations, consents and approvals as to which the failure to obtain or make the same would not reasonably be expected to have a Parent Material Adverse Effect, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Parent or the Acquisition Subsidiary, as the case may be, is a party or by which either is bound or to which any of their assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not reasonably be expected to have a Parent Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not reasonably be expected to have a Parent Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest upon any assets of the Parent or the Acquisition Subsidiary or

(e) violate any Laws applicable to the Parent or the Acquisition Subsidiary or any of their properties or assets.
3.5    Subsidiaries.
(a)    The Parent has no subsidiaries, nor does it have any direct or indirect interest in any Subsidiary other than the Acquisition Subsidiary. The Acquisition Subsidiary is an entity duly organized, validly existing and in corporate and Tax good standing under the laws of the jurisdiction of its organization. The Acquisition Subsidiary was formed solely to effectuate the Merger and has not conducted any business operations since its organization. The Parent has delivered or made available to the Company complete and accurate copies of the charter, bylaws or other organizational documents of the Acquisition Subsidiary. The Acquisition Subsidiary has no assets other than minimal paid-in capital, has no liabilities or other obligations, and is not in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding shares of capital stock of the Acquisition Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of the Acquisition Subsidiary are owned by the Parent free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent or the Acquisition Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of the Parent or the Acquisition Subsidiary (except as contemplated by this Agreement). There are no outstanding stock appreciation, phantom stock or similar rights with respect to the Acquisition Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Acquisition Subsidiary.
(b)    At all times from May 31, 2017 (inception) through the date of this Agreement, the business and operations of the Parent have been conducted exclusively through the Parent.
(c)    The Parent does not control directly or indirectly or have any direct or indirect participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Subsidiary.
3.6    SEC Reports and Prior Registration Statement Matters. Since the filing of the Parent’s Registration Statement on Form 10 on August 29, 2017 (the “Parent Form 10”), the Parent has filed (or has been deemed to have timely filed pursuant to Rule 12b-25 under the Exchange Act) all reports, forms and documents that it was required to file with the SEC pursuant to the Exchange Act (together with the Parent Form 10, the “Parent Previous Filings”). The Parent shall notify the Company immediately and in writing of the filing of any additional forms, reports or documents filed with the SEC by the Parent after the date hereof and prior to the Effective Time, provided that Company is aware that the Parent will timely file a Form 8-K Current Report with respect to the execution and delivery of this Agreement (together with the Parent Previous Filings, the “Parent SEC Filings”). The Parent has furnished or made available to the Company complete and accurate copies, as amended or supplemented, of (a) the

Parent Form 10, as filed with the SEC, which contained audited balance sheets of the Parent as of June 30, 2017, and the related statements of operation, changes in stockholders’ equity and cash flows for the period from May 31, 2017 (inception) through June 30, 2017; (b) the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017; (c) the Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2017; (d) the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018; (e) the Annual Report on Form 10-K for the year ended June 30, 2018; (f) the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018; (g) the Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2018; (h) the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019; (i) the Annual Report on Form 10-K for the year ended June 30, 2019; (j) the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019; (k) the Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2019 and (l) all other reports filed by the Parent under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC (such reports, together with the Parent Previous Filings, are collectively referred to herein as the “Parent Reports”). The Parent Reports constitute all of the documents required to be filed or furnished by the Parent with the SEC, including under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act. The Parent has timely filed (or has been deemed to have timely filed pursuant to Rule 12b-25 under the Exchange Act) and made publicly available on the SEC’s EDGAR system, and the Company may rely upon, all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act and (ii) Section 906 of the Sarbanes Oxley Act of 2002 with respect to any documents filed with the SEC. The Parent is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it. The Parent Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of the Parent Reports. As of their respective dates, the Parent Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries of the Parent is required to file or furnish any forms, reports or other documents with the SEC. No order suspending the effectiveness of any registration statement of the Parent under the Securities Act or the Exchange Act has been issued by the SEC and, to the Parent’s knowledge, no proceedings for that purpose have been initiated or threatened by the SEC. Since the most recent filing of such certifications and statements, there have been no significant changes in the Parent’s internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act), or in other factors that could significantly affect its disclosure controls and procedures. The Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 under the Exchange Act) and such controls and procedures are effective in ensuring that material information relating to the Parent, including its subsidiaries, is made known to the principal executive officer and the principal financial officer.

3.7    Compliance with Laws. Each of the Parent and its Subsidiaries:
(a)    and the conduct and operations of their respective businesses, are in compliance in all material respects with each Law applicable to the Parent, any Subsidiary of the Parent or any of their properties or assets;
(b)    has complied with all federal and state securities laws and regulations, including being current in all of its reporting obligations under such federal and state securities laws and regulations, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, and all prior issuances of its securities have been either registered under the Securities Act or exempt from registration;
(c)    has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation or, within the past three years, the subject of any threat of material litigation;
(d)    has not, and the past and present officers, directors and Affiliates of the Parent have not, been the subject of, nor does any officer or director of the Parent have any reason to believe that the Parent or any of its officers, directors or Affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws;
(e)    is not and has not, and the past and present officers, directors and Affiliates of the Parent are not and have not, been the subject of, nor does any officer or director of the Parent have any reason to believe that the Parent or any of its officers, directors or Affiliates are the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person or alleging a violation of securities laws;
(f)    except as set forth in Section 3.7(f) of the Parent Disclosure Schedule, does not and will not on the Closing, have any liabilities, contingent or otherwise, including but not limited to notes payable and accounts payable, exclusive of professional fees and expenses related to the Merger and Private Placement Offering transactions, including brokers’ fees (each of which is set forth on Section 3.7(f) of the Parent Disclosure Schedule), and is not a party to any executory agreements; and
(g)    is not a “blank check company” as such term is defined by Rule 419 of the Securities Act, except for the Parent which is a “blank check company.”
3.8    Financial Statements. The audited financial statements and unaudited interim financial statements of the Parent included in the Parent Reports (collectively, the “Parent Financial Statements”) (a) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (b) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (c) fairly present in all material respects the financial condition, results of operations and cash flows of the Parent as of the respective dates thereof and for the periods referred to therein, and (d) are consistent in all material respects with the books and records of the Parent. There has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements.
3.9    Absence of Certain Changes. Since July 1, 2019, the Parent has conducted its business only in the ordinary course consistent with past practice, and there has not occurred or been entered into, as the case may be, any (a) event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Parent Material Adverse Effect, (b) event that would reasonably be expected to prevent or materially delay the performance of the Parent’s obligations pursuant to this Agreement, (c) material change by the Parent in its accounting methods, principles or practices, (d) declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of the Parent or any redemption, purchase or other acquisition of any of the Parent’s securities, (e) increase in the compensation or benefits payable or to become payable to any officers or directors of the Parent or the Acquisition Subsidiary or establishment or modification of any compensatory plan of the Parent, (f) issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by the Parent, (g) amendment to the certificate of incorporation or bylaws of the Parent, (h) capital expenditures by the Parent, purchase, sale, assignment or transfer of any material assets by the Parent, mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible of the Parent, except for liens for Taxes not yet due and such other liens, encumbrances, restrictions or charges, or cancellation, compromise, release or waiver by the Parent of any rights of material value or any material debts or claims, (i) incurrence by the Parent of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice (which liabilities are not material, individually or in the aggregate), (j) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of the Parent, (k) entry by the Parent into any agreement, contract, lease or license, (l) acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which the Parent is a party or by which any of them is bound, (m) entry by the Parent into any loan or other transaction with any officers, directors or employees of the Parent, (n) charitable or other capital contribution by the Parent or pledge therefore, (o) entry by the Parent into any transaction of a material nature, or (p) negotiation or agreement by the Parent to do any of the things described in the preceding clauses (a) through (o), other than activities in connection with the transactions contemplated by this Agreement.
3.10    Undisclosed Liabilities. None of the Parent and its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet contained in the most recent Parent Report, and (b) liabilities which have arisen since the date of the balance sheet contained in the most recent Parent Report in the Ordinary Course of Business which do not exceed $15,000 in the aggregate (other than professional fees and expenses related to the Merger and the Private Placement Offering).
3.11    Off-Balance Sheet Arrangements. Neither the Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Parent and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Parent or any of its Subsidiaries in the Parent’s or such Subsidiary’s published financial statements or other Parent Reports.
3.12    Tax Matters.
(a)    Each of the Parent and its Subsidiaries has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. Neither the Parent nor any of its Subsidiaries is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which the Parent was the common parent. Each of the Parent and its Subsidiaries has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Parent and its Subsidiaries for tax periods through the date of the balance sheet contained in the most recent Parent Report do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on such balance sheet. Neither the Parent nor any of its Subsidiaries has any actual or potential liability for any Tax obligation of any taxpayer (including, without limitation, any affiliated group of corporations or other entities that included the Parent or any of its Subsidiaries during a prior period) other than the Parent and its Subsidiaries. All Taxes that the Parent or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Parent or its Subsidiaries.
(b)    The Parent has delivered or made available to the Company complete and accurate copies of all federal and state income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Parent or any of its Subsidiaries since May 31, 2017 (the Parent’s inception). No examination or audit of any Tax Return of the Parent or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of the Parent, threatened or contemplated. Neither the Parent nor any of its Subsidiaries has been informed by any jurisdiction that the jurisdiction believes that the Parent or its Subsidiaries were required to file any Tax Return that was not filed. Neither the Parent nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(c)    Neither the Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, including any adjustment pursuant to Code Sections 481 or 263A (or any corresponding or similar provision of state, local or foreign Law); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Law) executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount or any other income eligible for deferral under the Code or Treasury Regulations promulgated thereunder (including, without limitation, pursuant to Sections 455 or 456 of the Code, Treasury Regulations Section 1.451-5 and Revenue Procedure 2004-34, 2004-33 I.R.B. 991) received on or prior to the Closing Date; (vi) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law); (vii) election made under Section 108(i) of the Code prior to the Closing or (viii) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of the Company from any period ending on or before the Closing Date to any period ending after such date.
(d)    Neither the Parent nor any of its Subsidiaries has participated in any “listed transaction,” as defined in Section 6706A(c)(2) of the Code and Treasury Regulations Sections 1.6011-4(b)(2).
3.13    Assets. Each of the Parent and the Acquisition Subsidiary owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of the Parent or the Acquisition Subsidiary (tangible or intangible) is subject to any Security Interest.
3.14    Real Property. Neither the Parent nor any of its Subsidiaries owns, leases or uses any real property, nor have they ever owned, leased or used any real property.
3.15    Contracts. Except for this Agreement, the agreements to be executed by the Parent that are included as exhibits to this Agreement or such agreements that comprise the Transaction Documentation, the agreements filed as exhibits to the Parent Reports and the agreements set forth on Section 3.15 of the Parent Disclosure Schedule, the Parent is not a party to any contract, agreement, arrangement or other understanding, whether written or oral, which is currently in effect. All agreements or commitments set forth on Section 3.15 of the Parent Disclosure Schedule shall either be cancelled or satisfied at the Effective Time except for outstanding liabilities set forth in Section 3.7(f) of the Parent Disclosure Schedule.
3.16    Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Parent or any of its Subsidiaries.

3.17    Insurance. The Parent does not own or maintain any insurance policies, nor is any insurance necessary for the operation of its business.
3.18    Litigation. As of the date of this Agreement, there is no Legal Proceeding which is pending or, to the Parent’s knowledge, threatened against the Parent or any Subsidiary of the Parent and there is no reasonable basis for any proceeding, claim, action or governmental investigation directly or indirectly involving the Parent, Acquisition Subsidiary, or the Parent’s officers, directors or employees, in their capacities as such. Neither the Parent nor Acquisition Subsidiary are party to any order, judgment or decree issued by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.
3.19    Employees.
(a)    Other than the sole officer of the Parent, the Parent and the Subsidiaries of the Parent have no employees.
(b)    Neither the Parent nor any of its Subsidiaries is or ever has been a party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. There has been no organizational effort made or, to the knowledge of the Parent, threatened, either currently or since the date of organization of the Parent, by or on behalf of any labor union with respect to the service providers of the Parent or any of its Subsidiaries. Each individual providing services to the Parent or any of its Subsidiaries has been properly classified as an employee or a non- employee service provider with respect to each such entity for all purposes under applicable law. No current or former employee, consultant or director of the Parent or the Acquisition Subsidiary owes any indebtedness to the Parent, the Acquisition Subsidiary or their Affiliates, nor does the Parent, the Acquisition Subsidiary or their Affiliates owe any indebtedness to any current or former employee, consultant or director of the Parent or the Acquisition Subsidiary, other than in connection with the Parent’s obligations under that certain Promissory Note, by and between the Parent and Mark Tompkins, dated as of May 31, 2017.
3.20    Employee Benefits. Neither the Parent nor any of its Subsidiaries or ERISA Affiliates maintains, sponsors or contributes to or in the past has maintained, sponsored or contributed to any Employee Benefit Plan (as defined in Section 3(3) of ERISA, whether or not ERISA applies to the arrangement) or multiemployer plan (each capitalized term in this sentence as defined in Section 4001(a)(3) of ERISA). Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall, individually, in the aggregate or in connection with any other event, (a) result in any payment becoming due to any officer, employee, consultant or director of the Parent or the Acquisition Subsidiary, (b) increase or modify any benefits otherwise payable by the Parent or the Acquisition Subsidiary to any employee, consultant or director of the Parent or the Acquisition Subsidiary, or (c) result in the acceleration of time of payment or vesting of any such benefits.

3.21    Environmental Matters.
(a)    Each of the Parent and its Subsidiaries has complied with all applicable Environmental Laws, except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. There is no pending or, to the knowledge of the Parent, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Parent or any of its Subsidiaries, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(b)    The Parent has no environmental reports, investigations or audits relating to premises currently or previously owned or operated by the Parent or any of its Subsidiaries (whether conducted by or on behalf of the Parent or its Subsidiaries or a third party, and whether done at the initiative of the Parent or any of its Subsidiaries or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Parent has possession of or access to.
(c)    To the knowledge of the Parent, there is no material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Parent or any of its Subsidiaries.
(d)    For purposes of this Agreement, “Environmental Law” means any Law relating to the environment, including without limitation any Law pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) the reclamation of mines; (viii) health and safety of employees and other persons; and (ix) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
3.22    Permits. The Parent has no licenses, permits and certificates from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety), and none are necessary to its operations and business.

3.23    Certain Business Relationships with Affiliates. Except as set forth on Section 3.23 of the Parent Disclosure Schedule, no Affiliate of the Parent or of any of its Subsidiaries (a) owns any property or right, tangible or intangible, which is used in the business of the Parent or any of its Subsidiaries, (b) has any claim or cause of action against the Parent or any of its Subsidiaries, or (c) owes any money to, or is owed any money by, the Parent or any of its Subsidiaries.
3.24    Tax-Free Reorganization.
(a)    The Parent (i) is not an “investment company” as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code; (ii) has no present plan or intention to liquidate the Surviving Corporation or to merge the Surviving Corporation with or into any other corporation or entity, or to sell or otherwise dispose of the stock of the Surviving Corporation which the Parent will acquire in the Merger, or to cause the Surviving Corporation to sell or otherwise dispose of its assets, all except if such liquidation, merger or disposition is described in Section 368(a)(2)(C) or Treasury Regulation Section 1.368-2(d)(4) or Section 1.368-2(k); and (iii) has no present plan or intention, following the Merger, to issue any additional shares of stock of the Surviving Corporation or to create any new class of stock of the Surviving Corporation.
(b)    The Acquisition Subsidiary is a wholly owned subsidiary of the Parent, formed solely for the purpose of engaging in the Merger, and will carry on no business prior to the Merger.
(c)    Immediately prior to the Merger, the Parent will be in control of Acquisition Subsidiary within the meaning of Section 368(c) of the Code.
(d)    Neither the Parent, nor, to the knowledge of the Parent, any person related to the Parent (within the meaning of Treasury Regulations Section 1.368-1(e)(3)) or any person acting as an intermediary for the Parent, has any present plan or intention to reacquire any of the Merger Shares.
(e)    The Acquisition Subsidiary will have no liabilities assumed by the Surviving Corporation and will not transfer to the Surviving Corporation any assets subject to liabilities in the Merger.
(f)    The Parent conducts no activities other than activities related to maintaining its legal and/or corporate existence, its status as a “shell company” as defined in Rule 12b-2 under the Exchange Act and holding the capital stock of Acquisition Subsidiary and any related accounting, legal, financial, administrative, tax and other similar activities related to such matters.
(g)    The Parent does not hold any property and does not have any tax attributes immediately prior to the Merger, other than a de minimis amount of assets to facilitate its organization or maintain its legal existence and tax attributes related to holding those assets.

(h)    To the Parent’s knowledge, immediately following the Merger, the Surviving Corporation will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the Company immediately prior to the Merger (for purposes of this representation, amounts used by the Company to pay reorganization expenses, if any, will be included as assets of the Company held immediately prior to the Merger).
3.25    Brokers’ Fees. Except as listed on Section 3.25 of the Parent Disclosure Schedule, neither the Parent nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
3.26    Disclosure. No representation or warranty by the Parent or the Acquisition Subsidiary contained in this Agreement, and no statement contained in any document, certificate or other instrument delivered or to be delivered by or on behalf of the Parent or the Acquisition Subsidiary pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Parent has disclosed to the Company all material information relating to the business of the Parent or any of its Subsidiaries or the transactions contemplated by this Agreement.
3.27    Interested Party Transactions. To the knowledge of the Parent, no officer, director or stockholder of the Parent or any “affiliate” (as such term is defined in Rule 12b-2 under the Exchange Act) (each, an “Affiliate”) or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such person currently has or has had, either directly or indirectly, (a) an interest in any person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Parent or any of its Subsidiaries or (ii) purchases from or sells or furnishes to the Parent or any of its Subsidiaries any goods or services, or (b) other than as disclosed in Section 3.27 of the Parent Disclosure Schedule, a beneficial interest in any contract or agreement to which the Parent or any of its Subsidiaries is a party or by which it may be bound or affected. Except as set forth in Section 3.27 of the Parent Disclosure Schedule, the Parent is not indebted to any officer, director or stockholder of the Parent or any “affiliate” or “associate” of any such person (each such person, a “Parent Insider”) (except for reimbursement of ordinary business expenses) and no Parent Insider is indebted to the Parent (except for cash advances for ordinary business expenses), all of which shall be paid or cancelled immediately at or prior to the Effective Time by Parent’s stockholders. Neither the Parent nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Parent or any of its Subsidiaries.
3.28    Accountants. Except for the preparation and filing of the Parent’s corporate Tax Returns, there are have been no non-audit services performed by Raich Ende Malter & Co. LLP (the “Parent Auditor”) for the Parent and/or any of its Subsidiaries, and the Parent has not taken any action or failed to take any action that would reasonably be expected to impair the independence of the Parent Auditor. The report of the Parent Auditor on the financial statements of the Parent for the past fiscal year did not contain an adverse opinion or a disclaimer of opinion, or was qualified as to uncertainty, audit scope, or accounting principles, although it did express uncertainty as to the Parent’s ability to continue as a going concern. During the Parent’s most recent fiscal year and the subsequent interim periods, there were no disagreements with the Parent Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. None of the reportable events listed in Item 304(a)(1)(iv) or (v) of Regulation S-K occurred with respect to the Parent Auditor.
3.29    Minute Books. The minute books and other similar records of the Parent and each of its Subsidiaries contain, in all material respects, complete and accurate records of all actions taken at any meetings of directors (or committees thereof) and stockholders or actions by written consent in lieu of the holding of any such meetings since the time of organization of each such corporation through the date of this Agreement. The Parent has provided true and complete copies of all such minute books and other similar records to the Company’s representatives.
3.30    Board Action. The Parent’s Board of Directors (a) has unanimously determined that the Merger is advisable and in the best interests of the Parent’s stockholders and is on terms that are fair to such Parent stockholders, (b) has caused the Parent, in its capacity as the sole stockholder of the Acquisition Subsidiary, and the Board of Directors of the Acquisition Subsidiary, to approve the Merger and this Agreement by unanimous written consent, and (c) adopted this Agreement in accordance with the provisions of the Delaware Act.
3.31    Intellectual Property. The Parent does not own or license the right to use any patents, copyrights, trademarks, know-how or software, and none are or ever have been necessary for the operation of its business. To the Parent’s knowledge, the Parent is not infringing, and has never infringed, upon the intellectual property or proprietary rights of any Person. There are no claims pending or, to the Parent’s knowledge, threatened alleging that the Parent is currently infringing upon or using in an unauthorized manner or violating the intellectual or proprietary rights of any Person, and the Parent is unaware of any facts which would form a reasonable basis for any such claim. The Parent is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement or contract relating to intellectual property.
3.32    Investment Company. None of the Parent or Acquisition Subsidiary is as of the date of this Agreement, nor upon the Closing will be, an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.
3.33    Foreign Corrupt Practices Act. Neither the Parent nor its Subsidiaries, nor to the Parent’s knowledge, any agent or other person acting on behalf of the Parent or its Subsidiaries, has: (a) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Parent is aware) which is in violation of law or (d) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.
3.34    No Integrated Offering. Neither the Parent nor any Affiliates of the Parent, nor any Person acting on the behalf of any of the foregoing, has, directly or indirectly, (a) made any offers or sales of any security or solicited any offers to purchase any security, under circumstances that would require registration of any of the shares of Parent Common Stock issuable pursuant to this Agreement under the Securities Act or cause this offering of such shares of Parent Common Stock to be integrated with prior offerings by the Parent for purposes of the Securities Act or any applicable shareholder approval requirements of any authority, or (b) made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the shares to be issued in the Private Placement Offering under the Securities Act or cause Private Placement Offering to be integrated with prior offerings by the Parent for purposes of the Securities Act.
3.35    No General Solicitation. Neither the Parent, nor any of its Affiliates, nor, to the knowledge of the Parent, any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the shares to be issued in the Private Placement Offering.
3.36    Application of Takeover Provisions. The Parent and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, or other similar takeover, anti-takeover, moratorium, fair price, interested shareholder or similar provision under the certificate of incorporation of the Parent or the laws of the State of Delaware to the transactions contemplated hereby, including the Merger and the Parent’s issuance of shares of Parent Common Stock to the stockholders of the Company. The Parent has never adopted any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Parent Common Stock or a change in control of the Parent.
ARTICLE 4
COVENANTS
4.1    Conduct of the Business Prior to Closing; Closing Efforts.
(a)    From the date hereof to the earlier of the Closing Date or the termination of this Agreement, the Parent shall not take any of the actions specified in Section 3.9, except (i) as consented to by Primit Parikh at pparikh@transphormusa.com on behalf of the Company, it being understood that the Company shall not unreasonably withhold, delay or condition its consent to any request made in accordance with this Section 4.1(a), (ii) as expressly contemplated by this Agreement or (iii) as required by law.
(b)    Each of the Parties shall use its best efforts, to the extent commercially reasonable in light of the circumstances (“Reasonable Best Efforts”), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (a) its representations and warranties remain true and correct in all material respects through the Closing Date and (b) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.
4.2    Governmental and Third-Party Notices and Consents.
(a)    Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable Laws in connection with the consummation of the transactions contemplated by this Agreement. The Company acknowledges it will cause the Parent, following the Effective Time, to timely complete all filings with the SEC and individual states required by Regulation D under the Securities Act with respect to the issuance of the Merger Shares and in connection with the Private Placement Offering.
(b)    The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, if any, as are required to be listed in Section 2.4 of the Company Disclosure Schedule.
4.3    Super 8-K. Promptly after the execution of this Agreement, the Parties shall complete a Current Report on Form 8-K relating to this Agreement and the transactions contemplated hereby (including the “Form 10 information” required by Items 2.01(f) and 5.01(a)(8) of Form 8-K and the financial statements required thereby) (the “Super 8-K”). Each of the Company and the Parent shall use its Reasonable Best Efforts to cause the Super 8-K to be filed with the SEC within four Business Days of the Closing of the transactions contemplated by this Agreement and to otherwise comply with all requirements of applicable federal and state securities laws.
4.4    Access to Parent Information.
(a)    The Parent shall (and shall cause the Acquisition Subsidiary to) permit representatives of the Company to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Parent and the Acquisition Subsidiary) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel of or pertaining to the Parent and the Acquisition Subsidiary.
(b)    The Company (i) shall treat and hold as confidential any Parent Confidential Information (as defined below), (ii) shall not use any of the Parent Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Parent all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, “Parent Confidential Information” means any information of the Parent or any Subsidiary of the Parent that is furnished to the Company by the Parent or its Subsidiaries in connection with this Agreement; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly other than as a result of non-permitted disclosure by the Company or their respective directors, officers, or employees, (B) which, after disclosure, becomes available publicly through no fault of the Company or their respective directors, officers, or employees, (C) which the Company knew or to which the Company had access prior to disclosure, as demonstrated by competent evidence, provided that the source of such information is not known by the Company to be bound by a confidentiality obligation to the Parent or any Subsidiary of the Parent or (D) which the Company rightfully obtains from a source other than the Parent or a Subsidiary of the Parent, provided that the source of such information is not known by the Company to be bound by a confidentiality obligation to the Parent or any Subsidiary of the Parent.
4.5    Expenses. The costs and expenses of each Party (including legal fees and expenses of such Party) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party that incurred such costs and expenses, unless otherwise agreed to by such Parties. The Parties agree that an aggregate maximum amount of up to $200,000 of the fees of Mitchell Silberberg & Knupp LLP and its reasonable and documented out-of-pocket expenses related to the transaction contemplated hereby shall be paid from the gross proceeds of the Private Placement Offering at the closing thereof.
4.6    Indemnification.
(a)    The Parent shall not, and shall cause the Surviving Corporation not to, after the Effective Time, take any action to alter or impair any exculpatory or indemnification provisions now existing in the certificate of incorporation or bylaws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time, except for any changes which may be required to conform with changes in applicable Law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time.
(b)    From and after the Effective Time, the Parent agrees that it will, and will cause the Surviving Corporation to, indemnify and hold harmless each current and former director and officer of the Company (the “Indemnified Executives”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Delaware law (and the Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under Delaware law, provided the Indemnified Executive to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Executive is not entitled to indemnification).
(c)    At or prior to the Effective Time, the Company shall purchase a directors’ and officers’ liability insurance “tail policy” with a claims period of six (6) years from the

Closing Date, and on terms and conditions no less favorable to the Indemnified Executives that those in effect under the Company’s existing directors’ and officers’ liability insurance policy in effect on the date hereof, for the benefit of the Indemnified Executives with respect to their acts and omissions as directors and officers of the Company or its subsidiaries occurring prior to the Effective Time (such policy, the “D&O Tail Policy”).
(d)    The provisions of this Section 4.6 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each Indemnified Executive, and nothing in this Agreement shall affect any indemnification rights that any such Indemnified Executive (or its Affiliates) may have under the certificate of incorporation or bylaws of the Company or any contract or instrument or applicable Law, including any contract, agreement or arrangement between the Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries (on the one hand) and any such Indemnified Executive, any investor or third party (on the other hand). Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 4.6 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Executive without the consent of such Indemnified Executive.
(e)    From and after the Effective Time, the Parent and the Company agree that it will, and will cause the Surviving Corporation to, indemnify each director and officer of the Parent listed on Schedule 4.6(d) attached hereto (the “Parent Indemnified Executives”) for actions arising out of or pertaining to actions relating to the approval of and entering into the this Agreement, the Transaction Documentation, the Merger and each of the transactions contemplated by this Agreement pursuant to an agreement in the form attached hereto as Exhibit C (collectively, the “Pre-Merger Indemnity Agreements”).
(f)    The Company shall obtain and purchase director and officer liability insurance (“D&O Insurance”) to be effective as of 12:01am on the Closing Date, covering the (x) the directors and officers of the Parent immediately after the Effective Time and (y) the Parent Indemnified Executives, and such D&O Insurance shall include coverage for any acts or omissions that take place on or after the Closing Date in connection with the transactions contemplated by this Agreement, and shall be maintained in effect for a period of at least six (6) years following the Effective Time.
(g)    Notwithstanding anything to the contrary in this Section 4.6, from and after the Effective Time, each of the Parent and the Company agrees that any indemnification available to any Indemnified Executive who on or prior to the Closing Date was a director of the Company or any of its Subsidiaries by virtue of such Indemnified Executive’s service as a partner or employee of any investment fund affiliated with or managed by any Company Stockholder or any of such Company Stockholder’s Affiliates on or prior to the Closing Date (any such Indemnified Executive, a “Stockholder Nominated Director”) shall be secondary to the indemnification to be provided by the Parent, the Surviving Corporation and its Subsidiaries pursuant to this Section 4.6 and that the Parent, the Surviving Corporation and its Subsidiaries (i) shall be the primary indemnitors of first resort for the Stockholder Nominated Directors pursuant to this Section 4.6, (ii) shall be fully responsible for the indemnification and exculpation from liabilities with respect to the Stockholder Nominated Directors which are addressed by this

Section 4.6 and (iii) shall not make any claim for contribution, subrogation or any other recovery of any kind in respect of any other indemnification or insurance available to any Stockholder Nominated Director with respect to any matter addressed by this Section 4.6.
4.7    Registration and Quotation of Shares. Promptly, but no later than ninety calendar days after the final closing of the Private Placement Offering, the Parent shall (a) file a Form 211 with the Financial Industry Regulatory Authority in accordance with Rule 15(c)2-11 of the Exchange Act and (b) file, subject to customary exceptions, an appropriate registration statement with the SEC covering the resale of the Merger Shares, the Pre-Merger Shares, the shares of Parent Common Stock issuable upon exercise of Parent Warrants and the shares of Parent Common Stock issuable upon the conversion of the Convertible Note (the “Registrable Shares” and the “Registration Statement”). The Parent shall take commercially reasonable efforts to ensure that (i) the Registration Statement be declared effective, and (ii) the Parent Common Stock be eligible for quotation on the OTC Markets QB Tier or a national securities exchange, in each case, within one hundred and eighty calendar days of the final closing of the Private Placement Offering.
4.8    Name and Fiscal Year Change. The Parent shall change its fiscal year end to December 31, such change to take effect at the Effective Time. Promptly after the Effective Time, the Parent shall amend its Certificate of Incorporation to change its corporate name to Transphorm, Inc., or such other name as specified by the Company.
4.9    Parent Board; Amendment of Charter Documents. The Parent shall take such actions as are necessary (including the solicitation of approvals by the Board of Directors and the stockholders of the Parent), prior to the Effective Time, (a) to authorize the Parent’s Board of Directors to consist of five (5) members, (b) to amend and restate its bylaws in a manner satisfactory to the Company, and (c) to amend and restate its certificate of incorporation in a manner satisfactory to the Company, which, in the case of clause (c), shall be effective in accordance with Regulation 14C of the Exchange Act. Each new member of the Parent’s Board of Directors that was not a member of the Parent’s Board of Directors immediately before the Effective Time shall enter into an indemnification agreement with the Parent in the form attached hereto as Exhibit D (the “Post-Merger Indemnification Agreement”) within fifteen (15) days of their appointment.
4.10    Equity Plans. Prior to the Effective Time, the Company shall have adopted, and the Company’s stockholders shall have approved, the equity incentive plan attached hereto as Exhibit E (the “2020 Plan”). As of the Effective Time, (i) the Board of Directors of Parent shall (a) adopt the 2020 Plan, and (b) take whatever steps are necessary to cause the Parent to assume the 2020 Plan and the Company Options and (ii) the stockholders of the Parent shall adopt the 2020 Plan, subject to effectiveness in accordance with Regulation 14C of the Exchange Act. After such assumption, 2,461,923 shares of Parent Common Stock will be issuable upon the exercise of Parent Options converted from assumed Company Options issued under the Company’s 2007 Stock Plan or 2015 Equity Incentive Plan and (ii) 2,588,077 shares of Parent Common Stock will be reserved for future issuance under the 2020 Plan. The 2020 Plan will provide that the 2,588,077 shares of Parent Common Stock reserved for issuance will be subject to increase annually on the first day of each fiscal year beginning with the 2022 fiscal year and ending on (and including) fiscal year 2030, at the discretion of the Administrator (as such term is defined in the 2020 Plan), in an amount equal to the least of (a) five percent (5%) of the shares of Parent Common Stock outstanding on the last day of the immediately preceding fiscal year, (b) 5,000,000 shares of Parent Common Stock, or (c) such number of shares as determined by the Administrator no later than the last day of the immediately preceding fiscal year.
4.11    Information Provided to Stockholders. The Company shall prepare, with the cooperation of the Parent, information to be sent to the holders of shares of Company Stock in connection with receiving their approval of the Merger, this Agreement and related transactions (including, without limitation, a substantially complete draft of the Super 8-K). The Parent and the Company shall each use Reasonable Best Efforts to cause information provided to the Company’s stockholders to comply with applicable federal and state securities laws requirements. Each of the Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the information sent, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the information to be sent to the stockholders of the Company. The Company will promptly advise the Parent, and the Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or the Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the information sent in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Law. The information sent by the Company shall contain the recommendation of the Board of Directors of the Company that the holders of shares of Company Stock approve the Merger and this Agreement and the conclusion of the Board of Directors of the Company that the terms and conditions of the Merger are advisable and fair and in the best interests of the Company and such holders. Anything to the contrary contained herein notwithstanding, the Company shall not include in the information sent to its stockholders any information with respect to the Parent or its Affiliates or associates, the form and content of which information shall not have been approved by such party in its reasonable discretion prior to such inclusion.
4.12    Auditors. The Parent shall provide the Parent Auditor with a copy of the Super 8-K and shall request that the Parent Auditor furnish a letter (the “Auditor Letter”) addressed to the Securities and Exchange Commission stating whether the Parent Auditor agrees with the statements made by the Parent in the Super 8-K.
4.13    Private Placement. Each of the Company and the Parent shall take all necessary action on its part such that the issuance of the Merger Shares to Company stockholders is exempt from registration under the Securities Act.
4.14    Notification of Certain Matters. At or prior to the Effective Time, each party shall give prompt notice to the other party of (a) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, and (b) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.
4.15    Terminations.
(a)    The Parent shall have entered into an agreement with the counterparty to the agreement listed on Schedule 4.15(a) (the “MSK Terminated Agreement”) in a form reasonably acceptable to the Company (the “MSK Termination Agreement”) such that the MSK Terminated Agreement will terminate and be of no further effect upon the occurrence of the Effective Time and the Parent’s payment to the counterparty of the amount specified in the MSK Termination Agreement.
(b)    The Parent shall have entered into an agreement with the counterparty to the agreement listed on Schedule 4.15(b) (the “Auditor Agreement”) in a form reasonably acceptable to the Company (the “Auditor Termination Agreement”) such that the Auditor Agreement will terminate and be of no further effect upon the occurrence of the Effective Time.
(c)    The Parent shall have entered into an agreement with the counterparty to the agreement listed on Schedule 4.15(c) (the “Accountant Agreement”) in a form reasonably acceptable to the Company (the “Accountant Termination Agreement”) such that the Accountant Agreement will terminate and be of no further effect upon the occurrence of the Effective Time.
4.16    Payoff Letter. The Parent shall have delivered to the Company a payoff letter executed by the individual listed on Schedule 4.16 (the “Debt Holder”) in a form reasonably acceptable to the Company and the Debt Holder (the “Payoff Letter”) setting forth (x) the amount required to pay off the indebtedness owing to the Debt Holder, (y) upon payment of such amount, the termination of the contract with respect to such indebtedness and a release of the Parent, and (z) Debt Holder’s commitment to release all liens that the Debt Holder may hold on the Parent prior to the Closing Date or an authorization for the Parent to do so.
4.17    Convertible Note. Prior to the Effective Time, the holder of the Convertible Note shall have entered into an agreement with the Parent and the Company providing for the assumption of the Convertible Note by the Parent, to be effective at the Effective Time, and the amendment of the Convertible Note such that the Convertible Note shall be convertible into a number of shares of Parent Common Stock equal to the outstanding obligations being converted under the Convertible Note, divided by $5.12 per share, with any fraction rounded down to the nearest whole number; provided; however, that the Convertible Note shall be convertible into a maximum of 3,076,171 shares of Parent Common Stock.
4.18    Specified Stockholder Agreement. From and after the Effective Time, each of the Company and the Parent agree that the Parent shall provide the stockholder of the Company specified on Schedule 4.18 (the “Specified Stockholder”) with certain governance and information rights with respect to the Parent pursuant to an agreement in the form attached hereto as Exhibit F (the “Specified Stockholder Agreement”), which Specified Stockholder Agreement shall be entered into by the parties thereto no later than one (1) business day after the Effective Time.
4.19    Special Indemnification Agreement. From and after the Effective Time, each of the Company and the Parent agree that the Parent shall enter into a special indemnification agreement with the Specified Stockholder in the form attached hereto as Exhibit G (the “Special Post-Merger Indemnification Agreement) no later than one (1) business day after the Effective Time.
ARTICLE 5
CONDITIONS TO CONSUMMATION OF MERGER
5.1    Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction or waiver of the following conditions:
(a)    the Company shall have obtained (and, with respect to clause (ii) below, shall have provided copies thereof to the Parent of) (i) the approval of its Board of Directors and (ii) the written consents of Company Stockholders representing at least (A) a majority of the votes represented by the outstanding shares of Company Stock, voting as a single class on an as-converted to Company Common Stock basis and (B) a majority of the votes represented by the outstanding shares of Series 1 Preferred Stock and Series 3 Preferred Stock, voting as a single class on an as-converted to Company Common Stock basis, in each case approving the execution, delivery and performance by the Company of this Agreement and the other Transaction Documentation to which the Company is a party, in form and substance reasonably satisfactory to the Parent; and
(b)    prior to the Closing, the Company and the Parent shall have at least $20 million in escrow in connection with the Private Placement Offering, and the conditions to the closing of such Private Placement Offering shall have been satisfied (other than the consummation of the Merger and those other conditions that, by their nature, will be satisfied at the Closing of the Private Placement Offering) and such amount of gross proceeds shall be unencumbered cash available to the Parent and the Surviving Corporation at the Effective Time (other than as expressly contemplated by this Agreement).
5.2    Conditions to Obligations of the Parent and the Acquisition Subsidiary. The obligation of each of the Parent and the Acquisition Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Parent) of the following additional conditions:
(a)    the Company shall have obtained (and shall have provided copies thereof to the Parent) all other waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Company, except such waivers, permits, consents, approvals or other authorizations the failure of which to obtain or effect does not, individually or in the aggregate, have a

Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;
(b)    the representations and warranties of the Company set forth in this Agreement (when read without regard to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time (provided, however, that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representations and warranties that, individually or in the aggregate, do not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;
(c)    the Company shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time, except for such non-performance or non-compliance as does not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;
(d)    no Legal Proceeding shall be pending against the Company wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;
(e)    the Company shall have delivered to the Parent and the Acquisition Subsidiary a copy of each written consent received from a Company Stockholder consenting to the Merger, together with a certification from each such Company Stockholder that such person is either an “accredited investor” or not a “U.S. Person” as such terms are defined in Regulation D and Regulation S, respectively, under the Securities Act;
(f)    the Company shall have delivered to the Parent and the Acquisition Subsidiary a certificate to the effect that each of the conditions specified in clauses (a) through (d) (insofar as clause (d) relates to Legal Proceedings involving the Company) of this Section 5.2 has been satisfied in all respects;
(g)    the Company shall have delivered to the Parent and the Acquisition Subsidiary a certificate, validly executed by an executive officer of the Company, certifying as to (i) true, correct and complete copies of the certificate of incorporation and bylaws of the Company; (ii) the valid adoption of resolutions (or the written consent) of the board of directors and the written consent of stockholders of the Company (whereby this Agreement, the Merger and the transactions contemplated hereunder were approved by the board of directors and the requisite vote of the stockholders of the Company); (iii) a good standing certificate from the Secretary of State of the State of Delaware dated no more than (5) Business Days before the Closing Date; and (iv) incumbency and signatures of the officers of the Company executing this Agreement or any other agreement contemplated by this Agreement;

(h)    the Company shall have delivered to the Parent audited and interim unaudited financial statements of the Company pro forma in respect of the Merger, compliant with applicable SEC regulations for inclusion under Item 2.01 (f) and/or 5.01(a)(8) of Form 8-K in substantially final form;
(i)    the Company shall have obtained and purchased the D&O Tail Policy and the D&O Insurance; and
(j)    the Company shall have delivered the Pre-Merger Indemnity Agreements to the Parent, duly executed by the Company.
5.3    Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction (or waiver by the Company) of the following additional conditions:
(a)    the Parent shall have obtained (and shall have provided copies thereof to the Company) the written consents of (i) all of the members of its Board of Directors, (ii) all of the members of the Board of Directors of Acquisition Subsidiary, and (iii) the sole stockholder of Acquisition Subsidiary, in each case to the execution, delivery and performance by each such entity of this Agreement and/or the other Transaction Documentation to which each such entity is a party, in form and substance reasonably satisfactory to the Company;
(b)    the Parent shall have obtained (and shall have provided copies thereof to the Company) all of the other waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2(a) which are required on the part of the Parent or any of its Subsidiaries, except for waivers, permits, consents, approvals or other authorizations the failure of which to obtain or effect does not, individually or in the aggregate, have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;
(c)    the representations and warranties of the Parent set forth in this Agreement (when read without regard to any qualification as to materiality or Parent Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time (provided, however, that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representations and warranties that, individually or in the aggregate, do not have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;
(d)    each of the Parent and the Acquisition Subsidiary shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time, except for such non-performance or non-compliance as does not have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(e)    no Legal Proceeding shall be pending against the Parent or the Acquisition Subsidiary wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;
(f)    the Board of Directors of the Parent and the stockholders of the Parent shall each have adopted the 2020 Plan (such stockholder approval subject to effectiveness in accordance with Regulation 14C of the Exchange Act), and the Board of Directors of the Parent shall have approved the assumption of the 2020 Plan and the Company Options;
(g)    the Parent shall have delivered to the Company a certificate, validly executed by an executive officer of the Parent, to the effect that each of the conditions specified in clauses (a) through (e) of this Section 5.3 has been satisfied in all respects;
(h)    each of the Parent and Acquisition Subsidiary shall have delivered to the Company a certificate, validly executed by the Secretary of the Parent and the Secretary of the Acquisition Subsidiary, certifying as to (i) true, correct and complete copies of its respective certificate of incorporation and bylaws; (ii) the valid adoption of resolutions of (A) the board of directors of the Parent and the Acquisition Subsidiary, as applicable, and the Parent as sole stockholder of the Acquisition Subsidiary (whereby this Agreement, the Merger and the transactions contemplated hereunder were unanimously approved by the board of directors of the Parent and the Acquisition Subsidiary and by the Parent as the sole stockholder of the Acquisition Subsidiary) and (B) the stockholders of the Parent approving the matters described in Sections 4.8, 4.9 and 4.10; (iii) a good standing certificate from the Secretary of State of the State of Delaware dated no more than five (5) Business Days before the Closing Date; (iv) incumbency and signatures of the officers of the Parent or the Acquisition Subsidiary, as applicable, executing this Agreement or any other agreement contemplated by this Agreement; and (v) a true, correct and complete list of all stockholders of Parent as of immediately prior to the Effective Time and the shares of Parent Common Stock held by each such stockholder that are then-outstanding, which shares shall equal, in the aggregate, 1,650,000 shares of Parent Common Stock;
(i)    the Forfeiture Letters executed by certain stockholders of the Parent concurrently with this Agreement shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by such stockholders of the Parent;
(j)    the Company shall have received a list from Parent setting forth the stockholders of the Parent as of immediately prior to the Effective Time and the number of shares of Parent Common Stock held by each such Stockholder as of immediately prior to the Effective Time, which shares shall equal, in the aggregate, 1,650,000 shares of Parent Common Stock (after taking into account the forfeiture of the Forfeited Shares);
(k)    the Parent shall have delivered to the Company (i) evidence that the Parent’s Board of Directors is, as of the Effective Time, authorized to consist of five (5) individuals, (ii) evidence of the resignations of all directors and/or officers of the Parent as of immediately prior to the Effective Time, which resignations shall be effective as of the Effective Time, (iii) evidence of the appointment of the following five (5) persons to serve as directors immediately following the Effective Time: Brittney Bagley, David Kerko, Umesh Mishra, Mario Rivas and Eiji Yatagawa, (iv) evidence of the appointment of such executive officers of the Parent to serve immediately following the Effective Time as shall have been designated by the Company, including Mario Rivas, Umesh Mishra, Primit Parikh, Cameron McAulay;
(l)    the Auditor Letter shall have been furnished to the Parent and the Parent shall have delivered a copy of such Auditor Letter to the Company, and the Parent Auditor shall have consented to the filing of the Auditor Letter in the Super 8-K;
(m)    the Parent shall be in compliance in all material respects with all requirements of applicable securities laws, including, without limitation, the filing of reports required by the Exchange Act, and shall have taken all actions with respect thereto as shall be required or reasonably requested by the Company in connection therewith;
(n)    the Parent shall have delivered to the Company the MSK Termination Agreement duly executed by all parties thereto;
(o)    the Parent shall have delivered to the Company the Payoff Letter duly executed by the Parent and the Debt Holder;
(p)    the Parent shall have delivered the Pre-Merger Indemnity Agreements to the Company, duly executed by the Parent and the Parent Indemnified Executives.
(q)    the Parent shall have delivered to the Company the Auditor Termination Agreement duly executed by all parties thereto; and
(r)    the Parent shall have delivered to the Company the Accountant Termination Agreement duly executed by all parties thereto.
ARTICLE 6
DEFINITIONS
For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

Defined Term	Section
2020 Plan	4.10
Accountant Agreement	4.15(c)
Accountant Terminated Agreement	4.15(c)
Acquisition Subsidiary	Introduction
Affiliate	3.27
Affiliated Person(s)	8.16
Agreement	Introduction
Auditor Agreement	4.15(b)

Auditor Letter	4.12
Auditor Terminated Agreement	4.15(b)
Business Day	1.2
Certificate of Merger	1.1
Closing	1.2
Closing Date	1.2
Code	Recitals
Company	Introduction
Company Balance Sheet	2.7
Company Balance Sheet Date	2.7
Company Common Stock	1.5(a)
Company Consents	2.3
Company Disclosure Schedule	ARTICLE 2
Company Equity Plan(s)	2.2
Company Financial Statements	2.7
Company Interim Statements	2.7
Company Material Adverse Effect	2.1
Company Options	2.2
Company Preferred Stock	1.5(a)
Company Stock	1.5(a)
Company Stockholders	1.5(a)
Company Stock Certificate(s)	1.5(b)
Company Subsidiary	2.5
Company Warrants	2.2
Convertible Note	2.2
Conversion Ratio	1.5(a)
D&O Insurance	4.6(f)
D&O Tail Policy	4.6(c)
Debt Holder	4.16
Defaulting Party	8.13
Delaware Act	1.1
Dissenting Shares	1.6(a)
Effective Time	1.1
End Date	7.1(b)
Environmental Law	3.21(d)
Exchange Act	1.13(b)
Forfeited Shares	Recitals
Forfeiture Letter(s)	Recitals
Form 10 Information	4.3
GAAP	2.7

Governmental Entity	2.4
Indemnified Executives	4.6(b)
Laws	2.4
Legal Proceeding	2.11
Material Contract	2.10
Merger	Recitals
Merger Shares	1.5(a)
MSK Terminated Agreement	4.15(a)
MSK Termination Agreement	4.15(a)
Non-Defaulting Party	8.13
Non-Recourse Party	8.16
Ordinary Course of Business	2.4
Parent	Introduction
Parent Auditor	3.28
Parent Common Stock	Recitals
Parent Confidential Information	4.4(b)
Parent Disclosure Schedule	ARTICLE 3
Parent Financial Statements	3.8
Parent Form 10	3.6
Parent Indemnified Executives	4.6(e)
Parent Insider	3.27
Parent Material Adverse Effect	3.1
Parent Options	1.8(a)
Parent Previous Filings	3.6
Parent Reports	3.6
Parent SEC Filings	3.6
Parent Warrants	1.8(c)
Parties	Introduction
Party	Introduction
Payoff Letter	4.16
Post-Merger Indemnification Agreement	4.9
Pre-Merger Indemnity Agreements	4.6(e)
Pre-Merger Shares	3.2
Private Placement Offering	Recitals
Purchase Price	Recitals
Reasonable Best Efforts	4.1(b)
Registrable Shares	4.7
Registration Statement	4.7
SEC	1.13(a)
Securities Act	1.13(a)

Security Interest	2.4
Series 1 Preferred Stock	1.5(a)
Series 2 Preferred Stock	1.5(a)
Series 3 Preferred Stock	1.5(a)
Special Post-Merger Indemnification Agreement	4.19
Specified Stockholder	4.18
Specified Stockholder Agreement	4.18
Stockholder Nominated Director	4.6(g)
Subsidiary	3.5
Super 8-K	4.3
Surviving Corporation	1.1
Tax Returns	1.14
Taxes	1.14
Transfer Agent	1.5(b)
Transaction Documentation	3.3
Unaccredited Investor	1.5(c)
ARTICLE 7
TERMINATION
7.1    Termination. Except as provided in Section 7.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing only:
(a)    by the mutual agreement of the Company and the Parent:
(b)    by the Company or the Parent if the Closing Date shall not have occurred by the earlier of (i) five (5) business days after the date hereof or (ii) February 28, 2020 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
(c)    by the Company if (i) any law shall be in effect which has the effect of making the Merger illegal or otherwise prohibits or prevents the consummation of the Merger or (ii) if the consummation of the Merger would violate any final and non-appealable order;
(d)    by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of the Parent contained in this Agreement such that the conditions set forth in Sections 5.3(c) and 5.3(d) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within ten (10) calendar days after written notice thereof to the Parent; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Section 5.3 for the benefit of the Company are incapable of being satisfied on or before the End Date; or
(e)    by the Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Sections 5.2(b) and 5.2(c) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within ten (10) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Section 5.2 for the benefit of the Parent are incapable of being satisfied on or before the End Date;.
7.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of the Parent, the Acquisition Subsidiary or the Company, or their respective representatives, as applicable; provided, however, that each party hereto shall remain liable for any willful breaches of this Agreement, or any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, however, that, the provisions of Article 8 (Miscellaneous) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article 7.
ARTICLE 8
MISCELLANEOUS
8.1    Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that the Parties may publish a press release upon Closing, the contents of which will be subject to the prior approval of both parties, not to be unreasonably withheld or delayed and provided, further, that any Party may make any public disclosure it believes in good faith is required by applicable Law or stock market rules (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).
8.2    No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in ARTICLE 1 concerning issuance of the Merger Shares is intended for the benefit of the Company Stockholders and (b) the provisions in Section 4.6 (including Section 4.6(d)) concerning indemnification are intended for the benefit of the Indemnified Executives and the Parent Indemnified Executives, respectively, and their respective successors and assigns.
8.3    Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior or (other than as set forth in the Transaction Documentation) contemporaneous understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.
8.4    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.
8.5    Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures delivered by e-mail/.pdf transmission shall be sufficient and binding as if they were originals and such delivery shall constitute valid delivery of this Agreement.
8.6    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
8.7    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one business day after being sent for next business day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 6:00 p.m. Pacific time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

If to the Company or the Company Stockholders:	Copy to (which copy shall not constitute notice hereunder):

Transphorm, Inc.	Wilson Sonsini Goodrich & Rosati P.C.

115 Castilian Drive Goleta, CA 93117	650 Page Mill Road Palo Alto, CA 94304-1050

Attn: Mario Rivas, CEO	Attn: Mark Bertelsen, Erika Muhl and Douglas K. Schnell

Email: mrivas@transphormusa.com	Email: mbertelsen@wsgr.com; emuhl@.wsgr.com; dschnell@wsgr.com

If to the Parent or the Acquisition Subsidiary (prior to the Closing):	Copy to (which copy shall not constitute notice hereunder):

Peninsula Acquisition Corporation	Mitchell Silberberg & Knupp, LLP

2255 Glades Road, Suite 324A	2049 Century Park East, 18th Floor

Boca Raton, Florida	Los Angeles, CA 90067

Attn: Ian Jacobs, CEO	Attn: Nimish Patel, Esq.

Email: ian@montrosecapital.com	Email: nxp@msk.com
Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
8.8    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.
8.9    Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
8.10    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.
8.11    Submission to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and irrevocably waives, to the fullest extent permitted by applicable Law, and covenants not to assert or plead any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8.7. Nothing in this Section 8.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.
8.12    WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
8.13    Remedies; Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and agree that in the event that any Party shall fail or refuse to consummate the transactions contemplated by this Agreement or if any default under or breach of any representation, warranty, covenant or condition of this Agreement on the part of any Party (the “Defaulting Party”) shall have occurred that results in the failure to consummate the transactions contemplated by this Agreement, then in addition to the other remedies provided herein, the other Party or Parties (the “Non-Defaulting Party”) shall be entitled to seek and obtain money damages from the Defaulting Party, and shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to an order of specific performance thereof against the Defaulting Party from a court of competent jurisdiction, in each case without the requirement of posting any other bond or other type of security. In addition, the Non-Defaulting Party shall be entitled to obtain from the Defaulting Party court costs and reasonable attorneys’ fees incurred in connection with or in pursuit of enforcing the rights and remedies provided hereunder. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.
8.14    Survival. The representations or warranties in this Agreement and in any certificate delivered pursuant to this Agreement shall survive the Effective Time.
8.15    Construction.
(a)    The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
(b)    Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
8.16    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, any document or instrument delivered in connection herewith, or any other document or agreement, each Party covenants, agrees and acknowledges, that no person or entity other than the Parties have any liabilities, obligations, or commitments (whether known or unknown or whether contingent or otherwise) hereunder, and that each Party has no right of recovery under this Agreement, or any claim based on such liabilities, obligations, or commitments against, and that no personal liability shall attach to, the former, current, or future (i) directors, officers, employees, managers, partners, agents, Affiliates, investors, consultants, advisors, or beneficial owners of any other Party (“Affiliated Persons”), or (ii) directors, officers, employees, managers, partners, agents, Affiliates, investors, consultants, advisors, or beneficial owners of any Affiliated Persons (collectively, but not including the Parties, each a “Non-Recourse Party”), through a Party or otherwise, whether by or through attempted piercing of the corporate veil, or through a claim by or on behalf of any of the Parties against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation, Law, or otherwise. Without limiting the foregoing, no claim will be brought or maintained by any Party, any of a Party’s Affiliates, or any of their respective successors or permitted assigns against any Non-Recourse Party that is not otherwise expressly identified as a Party to this Agreement, and no recourse will be brought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach or nonperformance of, any of the representations, warranties, covenants or agreements of any Party set forth or contained in this Agreement, including any Exhibit or Schedule hereto, any other document contemplated hereby, or any certificate, instrument, opinion, agreement, or other document delivered hereunder.  Notwithstanding the foregoing and for the avoidance of doubt, this Section 8.16 shall not be deemed to waive, bar, diminish or otherwise limit, in any manner, any right, power, remedy, claim, request, demand or cause of action (whether at law or equity) that a Party, with respect to itself and any of its Affiliates, may have against any person or entity (a) arising out of or relating to an act of intentional fraud, or (b) with respect to any injunction or other equitable remedies available, with respect to a breach of this Agreement (including specific performance).
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger and Reorganization as of the date first above written.

PARENT:
PENINSULA ACQUISITION CORPORATION

By:	/s/ Ian Jacobs
Name:	Ian Jacobs
Title:	President, Secretary, Chief Executive Officer and Chief Financial Officer

ACQUISITION SUBSIDIARY:
PENINSULA ACQUISITION SUB, INC.

By:	/s/ Ian Jacobs
Name:	Ian Jacobs
Title:	President

COMPANY:
TRANSPHORM, INC.

By:	/s/ Mario Rivas
Name:	Mario Rivas
Title:	Chief Executive Officer